Exhibit 6

SUPPLEMENTAL SHAREHOLDERS' AGREEMENT OF AZUL S.A.

between

TRIP PARTICIPAÇÕES S.A.,

TRIP INVESTIMENTOS LTDA,

RIO NOVO LOCAÇÕES LTDA,

JOSÉ MARIO CAPRIOLI DOS SANTOS,

and

DAVID GARY NEELEMAN

and as an intervening party,

AZUL S.A.

DATED APRIL 8, 2025

SUPPLEMENTAL SHAREHOLDERS' AGREEMENT OF AZUL S.A.

This Supplemental Shareholders' Agreement of Azul S.A., entered into on April 8, 2025 by the following parties ("Supplemental Agreement"):

(a)       TRIP PARTICIPAÇÕES S.A., a publicly-held company, with a registered office in the City of Cariacica, State of Espírito Santo, at Rodovia BR 262, Km 05, Campo Grande, CEP 29145-901, registered with the CNPJ/MF under No. 09.229.532/0001-70, hereby represented by its undersigned legal representatives ("TRIP Participações");

(b)       TRIP INVESTIMENTOS LTDA., a limited liability company, with a registered office in the City of Cariacica, State of Espírito Santo, at Rodovia BR 262, Km 05, Campo Grande, CEP 29145-901, registered with the CNPJ/MF under No. 15.300.240/0001-89, hereby represented by its undersigned legal representatives ("TRIP Investimentos");

(c)       RIO NOVO LOCAÇÕES LTDA., a limited liability company, with a registered office in the City of Cariacica, State of Espírito Santo, Rodovia BR 262, Km 6.3, Sala 208, CEP 29157-405, registered with the CNPJ/MF under No. 04.373.710/0001-18, hereby represented by its undersigned legal representatives ("Rio Novo");

(d)      JOSÉ MARIO CAPRIOLI DOS SANTOS, Brazilian, married, businessman, holder of identity card RG No. 10.860.499-8 SSP-SP, registered with the CPF/ME under No. 182.107.798-93, resident and domiciled in the Cariacica, State of Espírito Santo, with business address at Rodovia BR 262, Km 05, Campo Grande, CEP 29145-901, State of Espírito Santo ("José Mario" and collectively with TRIP Participações, TRIP Investimentos and Rio Novo, the "TRIP Group");

(e)      DAVID GARY NEELEMAN, Brazilian, married, holder of identity card RG No. 53.031.273-6 SSP/SP, registered with CPF/MF under No. 744573731-68, undersigned ("Neeleman" and collectively with TRIP Group, "Shareholders" or "Parties" and each, individually "Shareholder" or "Party", as applicable); and

as an intervening party,

(f)      AZUL S.A., a publicly-held company, with a registered office in the City of Barueri, State of São Paulo, at Av. Marcos Penteado de Ulhôa Rodrigues, 939, 8° andar, Condomínio Castelo Branco Office Park, Tamboré, Barueri, São Paulo, 06460-060, registered with the CNPJ/MF under No. 09.305.9994/0001-29, hereby represented by its undersigned legal representatives (the "Company").
PREAMBLE

WHEREAS, on September 1, 2017, Neeleman, TRIP Participações, TRIP Investimentos, Rio Novo and Calfinco Caymans Ltd., with the Company acting as an intervening party, entered into the "Azul S.A. Shareholders' Agreement" (as amended, the "2017 Shareholders' Agreement"), which set forth, among other terms and conditions, the Parties’ respective rights and obligations regarding the appointment of members to the Company's Board of Directors.

WHEREAS, as assignee of pre-emptive rights from Trip Participações and Trip Investimentos, José Mario subscribed for ordinary shares issued by the Company and, as a result, has adhered to the 2017 Shareholders' Agreement, as a "TRIP Shareholder", and the Shareholders’ Support Agreement and is subject to the same rights and obligations applicable to the "TRIP Shareholders" under the 2017 Shareholders' Agreement and the Shareholders’ Support Agreement.

WHEREAS, pursuant to Material Facts disclosed on September 15, October 7 and 28, November 14, December 9 and 18, 2024 and January 9, 2025, the Company implemented a restructuring of its liabilities to strengthen the Company's cash flow and improve its future capital structure.

WHEREAS, in the context of the restructuring, the Company, the Shareholders and a group of creditors of the Company and its subsidiaries ("Supporting Noteholders") negotiated terms and conditions of the Company's governance after the restructuring, as set forth in Annex A of the Supporting Shareholders' Agreement.

WHEREAS, pursuant to the terms of the Shareholders’ Support Agreement, the Company is required to submit for shareholder approval, at the annual general shareholders’ meeting of the Company to be held in 2025 (the "2025 AGM"), that, for the next unified two (2) year term of office commencing as of the 2025 AGM, the Board of Directors shall consist of nine (9) members, in accordance with the provisions of Article 16 and other relevant provisions of the Bylaws, of whom two (2) members designated by the Supporting Noteholders, who, on this date, are Mr. James Jason Grant and Mr. Jonathan Seth Zinman (the "Designated Members"), shall qualify as Independent Directors.

NOW, THEREFORE, the Shareholders agree to enter into this Supplemental Agreement, to govern certain terms and conditions in connection with the restructuring of the Company's liabilities, and to establish their respective rights and obligations regarding the shares issued by the Company that are or may be held by them, in accordance with Article 118 of the Brazilian Corporation Law.

CLAUSE I
DEFINED TERMS AND INTERPRETATION

1.1.            For the purposes of this Supplemental Agreement:

(a)        headings and titles are for convenience and reference only and shall not in any way limit or affect the interpretation hereof;

(b)        the terms "includes", "including" and similar expressions shall be deemed to be followed by the phrase "without limitation";

(c)        capitalized terms shall have the meanings ascribed to them in this Supplemental Agreement and shall apply equally to the singular and plural forms, and to all genders;

(d)        references to any documents or instruments shall be deemed to include all amendments, restatements, consolidations, and other modifications thereto, unless expressly provided otherwise;

(e)        references to legal provisions shall be deemed to include such provisions as amended, supplemented, consolidated, or restated, and as amended from time to time by other applicable rules, and shall further include any successor provisions, whether amended or restated, as well as any regulations, instruments, decisions or other subordinate legal rules issued pursuant thereto;

(f)        Unless expressly provided otherwise, references to Chapters, Clauses, Sub-Clauses, Items and Annexes shall refer to the respective chapters, clauses, sub-clauses, items and annexes of this Supplemental Agreement;

(g)        the "Recitals" to this Supplemental Agreement shall be deemed an integral part hereof;

(h)         the language used in all parts of this Supplemental Agreement shall, in all cases, be interpreted in accordance with its plain meaning and not strictly for or against any of the Parties, regardless of the identity of the drafter of any provision hereof;

(i)        any dispute concerning any provision of this Supplemental Agreement shall not take into account any prior communications, negotiations, or draft versions of this Supplemental Agreement (including any interim drafts exchanged between the Parties or their attorneys and advisors), and only the final executed version of this Supplemental Agreement shall be considered for purposes of interpretation.

For the purposes of this Supplemental Agreement:

(a)        "Shareholder Support Agreement" means that certain Shareholder Support Agreement, dated January 28, 2025, by and among Neeleman, TRIP Participações, TRIP Investimentos, Rio Novo and Saleb II Founder 1 LLC, with the Company as an intervening party, entered into for the purpose of governing the implementation of the Company’s governance terms and conditions agreed with the Supporting Noteholders.

(b)        "Shares" means, collectively and without distinction, Ordinary Shares or Preferred Shares issued by the Company;

(c)        "Ordinary Shares" means the ordinary shares issued by the Company;

(d)        "Preferred Shares" means the preferred shares issued by the Company, as set forth in the Company's Bylaws;

(e)        "Independent Director" means a director who (1) (a) has no relationship with the Company other than as a  shareholder; (b) is not a controlling shareholder or the spouse or a relative up to the second degree of a director, and has not, within the past three (3) years, been an employee of any company or entity related to the controlling shareholder (excluding persons affiliated with public schools and/or research institutions); (c) has not, within the past three (3) years, served as an employee or director of the Company, the controlling shareholder, or any entity controlled by the Company; (d) is not, directly or indirectly, a supplier or purchaser of the Company's products and/or services in a manner that could reasonably impair such independence; (e) is not an employee, director, or officer of any company or entity that provides or receives products and/or services to or from the Company in a manner that could reasonably impair such independence; (f) is not the spouse or a relative up to the second degree of any director or officer of the Company; and (g) does not receive any compensation from the Company other than compensation related to service as a director (excluding dividends or other earnings from share capital); and (2) meets the independence requirements set forth in Annex K of CVM Resolution 80, dated March 29, 2022;

(f)        "Bylaws" means the Company's bylaws.

CLAUSE II
SUBJECT SHARES AND EXERCISE OF VOTING RIGHTS

2.1.        All Ordinary Shares and Preferred Shares held, or that may hereafter be held, by the Shareholders shall be subject to this Supplemental Agreement. For the purposes of this Supplemental Agreement, "Shares" shall include, in addition to the Ordinary Shares and Preferred Shares held by the Shareholders as of the date hereof: (i) any and all shares and securities convertible into, or exchangeable for, shares of the Company issued or issuable to the Shareholders after the date hereof, as a result of stock dividends, reverse stock splits, stock splits, conversions, or similar transactions involving Ordinary Shares and/or Preferred Shares held by the Shareholders as of the date hereof; and (ii) any and all shares, quotas, or securities convertible into, or exchangeable for, shares or quotas issued or issuable by any person in substitution for the Ordinary Shares and/or Preferred Shares held by the Shareholders as of the date hereof, including without limitation by reason of merger, consolidation, share incorporation, spin-off, or any other form of corporate reorganization.

2.2.        The Shareholders shall exercise their voting rights with respect to the Shares at the Company's General Shareholders’ Meetings in a manner consistent with the terms and conditions set forth herein.

CLAUSE III
MANAGEMENT

3.1.                Mandate of the Board of Directors. The Parties agree that, for the unified two (2) year term of office of the Company's Board of Directors, commencing as of the 2025 AGM, and for any subsequent term of office while the Shareholder Support Agreement remains in effect, the Shareholders shall: (i) vote in favor at each of the Company’s General Shareholders’ Meetings at which the election of the Board of Directors is on the agenda, so that the Company's Board of Directors shall consist of nine (9) members throughout such term of office; and (ii) make the respective nominations for members of the Company's Board of Directors pursuant to the 2017 Shareholders' Agreement and vote in favor at each of the Company's General Shareholders’ Meetings at which the election of the Board of Directors is on the agenda, so that the composition of the Board of Directors shall be determined as follows:

(a)
If, under the 2017 Shareholders' Agreement, the TRIP Group has the right to appoint three (3) members of the Board of Directors, then two (2) of such members, and their respective alternates (if any), shall be the Designated Members, and the TRIP Group may exercise its rights to: (i) appoint one (1) member of the Company's Board of Directors and their respective alternate (if any), who shall not be required to qualify as an Independent Director; (ii) appoint any successor to such member appointed pursuant to Item (i) above; and (iii) remove from the Company's Board of Directors any such member appointed in accordance with Item (i) above; and

(b)
If, under the 2017 Shareholders' Agreement, the TRIP Group has the right to appoint two (2) members of the Board of Directors, then one (1) of such members, and their respective alternate (if any), shall be one (1) of the Designated Members, and the TRIP Group may exercise its rights to: (i) appoint one (1) member of the Company's Board of Directors and their respective alternate (if any), who shall not be required to qualify as an Independent Director; (ii) appoint any successor to such member appointed pursuant to Item (i) above; and (iii) remove from the Company's Board of Directors any such member appointed in accordance with Item (i) above; and (2) the second Designated Member shall be appointed by Neeleman.

3.2.                Composition of the Board of Directors 2025-2027. Considering (i) the provisions of Clause 3.1 above, (ii) the obligations of the Parties under the Shareholder Support Agreement, and (iii) the right of Calfinco Caymans Ltd. ("Calfinco") to appoint one (1) member of the Board of Directors, pursuant to the 2017 Shareholders' Agreement, the Parties agree that, for the unified two (2) year term of office of the Company's Board of Directors, commencing as of the 2025 AGM, and any subsequent term of office while the Shareholders’ Support Agreement remains in effect, the Company's Board of Directors shall be composed as follows: (a) five (5) members of the Company's Board of Directors, and their respective alternates (if any), shall be appointed by Neeleman, one (1) of  whom shall serve as the Chairman of the Board of Directors, and at least one (1) of whom shall qualify as an Independent Director; (b) two (2) members of the Company's Board of Directors shall be the Designated Members, each of whom shall qualify as an Independent Director; (c) one (1) member of the Board of Directors, and their respective alternate (if any), shall be appointed by the TRIP Group; and (d) one (1) member of the Board of Directors, and their respective alternate (if any), shall be appointed by Calfinco.

3.3.                Election by Third Parties. If, at the 2025 AGM or, for as long as the Shareholder Support Agreement remains in effect, at any other General Shareholders’ Meeting of the Company at which the election of the Board of Directors is on the agenda, the other holders of Ordinary Shares or Preferred Shares exercise their rights in accordance with Article 141 of the Brazilian Corporation Law, the Shareholders shall coordinate and use their best efforts to vote in a manner that secures the election of the greatest possible number of directors and allows for the application of the appointment rules set forth in Clauses 3.1 and 3.2 above. The Shareholders shall vote all of their respective Shares and take all actions necessary or desirable to give full effect to the provisions of Clauses 3.1 and 3.2 above. If it is not possible to elect all of the members to be appointed pursuant to Clauses 3.1 and 3.2 above, the Parties agree that any candidate elected by other holders of Ordinary Shares or Preferred Shares shall fill the seat on the Board of Directors that would have otherwise been held by the Independent Director originally nominated by Neeleman.

3.4.                Independent Observer. The Parties agree that the TRIP Group will be allowed to appoint one (1) individual to attend the Board of Directors’ meetings as an “Observer”, under the terms of article 17, paragraph 4 of the Company's Bylaws. Neeleman undertakes to ensure that the members of the Board of Directors appointed by him vote in favor of the appointment of the Observer indicated by the TRIP Group.

CLAUSE IV
PRELIMINARY MEETING

4.1.        Neeleman and the TRIP Group agree that, prior to each meeting of the Company's Board of Directors, a meeting shall be called and held to discuss each of the matters on the agenda of the Board of Directors' meeting (“Preliminary Meeting”). The Preliminary Meetings shall be held at the Company's headquarters at least one (1) business day prior to the date of the respective meeting of the Board of Directors, and may be held via videoconference, as may be provided for in the call notice. Even if the Preliminary Meeting is held in person, Neeleman and the TRIP Group will have the right to participate in the Preliminary Meeting via teleconference or videoconference, with recording permitted.

4.2.        The Preliminary Meeting shall be convened by written notice given by Neeleman at least two (2) business days prior to the date of the respective meeting of the Board of Directors, which notice shall refer to the matters on the agenda of the meeting of the Board of Directors. The notification to convene the Preliminary Meeting will be waived if Neeleman and the TRIP Group are present at the Preliminary Meeting.

4.3.        The Preliminary Meeting may not be held when a Shareholder representing the majority of the Shares decides in writing on the matter to be discussed.

4.4.        The Preliminary Meeting will be validly installed and held, on first call, with the presence of Neeleman and any member of the TRIP Group. In the event that the Preliminary Meeting is not convened on the first call, it will be automatically convened (without the need to send a new notice) to be held, on the second call, on the business day prior to the date of the respective meeting of the Board of Directors, in the same place and at the same time for which it was originally convened. The Preliminary Meeting, on second call, will be validly installed and held with the presence of at least Neeleman.

4.5.        Resolutions shall be taken at the Preliminary Meeting by the vote of the majority of the Shares held by Neeleman and the TRIP Group, it being understood that, for the purposes of resolutions, the TRIP Group shall always exercise the vote of its Shares jointly and in a uniform manner, as a single party.

4.6.         Minutes will be drawn up of the decisions taken at the Preliminary Meeting, which will be signed by those present at the Preliminary Meeting. Those who participate in the Preliminary Meeting via teleconference or videoconference must, after the end of the Preliminary Meeting, sign the minutes through an electronic signature platform, without the need for the signatures to be made using a digital certificate (ICP-Brasil), or send confirmation of their vote by e-mail to the person who is the chairman of the Preliminary Meeting in question, such e-mail being considered as a signature of the minutes, as defined by the Company. Copies of the minutes shall be made and provided to the Parties, including any Party absent from the Preliminary Meeting, and the minutes shall serve as voting instructions for the members of the Board of Directors elected by the Shareholders under the terms of this Supplementary Agreement.

4.7.       The decisions approved at the Preliminary Meeting shall constitute voting agreements and shall bind the vote of the members of the Board of Directors elected by the TRIP Group under the terms of this Supplementary Agreement at the respective meeting of the Company's Board of Directors, and the TRIP Group shall cause the members of the Board of Directors elected by them to vote at the meeting of the Board of Directors in accordance with such decisions; it being further agreed that:

(a)
Votes cast at a meeting of the Board of Directors in breach of the voting resolution approved at a Preliminary Meeting and/or in breach of this Supplementary Agreement shall be considered null and void in their own right and may not be counted by the Chairman of the meeting of the Board of Directors; and

(b)
The voting determination established at the Preliminary Meeting shall act as a legal mandate and shall authorize the members of the Board of Directors appointed by Neeleman to exercise the right to vote for the members of the Board of Directors appointed by the TRIP Group, in the event of absence or abstention, pursuant to the option provided for in article 118, paragraph 9, of the Brazilian Corporation Law, as well as in the event provided for in paragraph (a) of this Clause 4.7.

4.8.                The absence or abstention of any member of the TRIP Group at the Preliminary Meeting shall not exempt or release them from the obligation to vote in accordance with the decisions approved at the Preliminary Meeting.

4.9.          Without prejudice to the provisions of Clause 4.5, in the event of failure to hold, for whatever reason, the Preliminary Meeting or failure to resolve at the Preliminary Meeting on any of the matters on the agenda of the meeting of the Board of Directors, TRIP Group undertakes to have the members of the Board of Directors elected by them vote at the meeting of the Board of Directors in order to maintain the status quo.

CLAUSE V
SPECIFIC PERFORMANCE

5.1.       Subject to the provisions of this Clause IV, the Parties acknowledge that the award of monetary damages, although due and calculated in accordance with the applicable law, shall not constitute an adequate remedy for any breach of the obligations set forth herein, and that accordingly, any Shareholder shall have the right to seek specific performance of the defaulted obligation as a judicial remedy, in accordance with Article 118 of the Brazilian Corporation Law, as well as Articles 497, 498, 501, 815 et seq., 822 et seq., and 824 et seq. of the Brazilian Code of Civil Procedure. This Supplemental Agreement, which is executed before two (2) witnesses, constitutes an extrajudicial enforcement instrument, based on which enforcement proceedings may be brought for all purposes of enforcement under Article 784, Item III, of the Brazilian Code of Civil Procedure.

CLAUSE VI
GOVERNING LAW AND ARBITRATION

6.1.        Governing Law. This Supplemental Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

6.2.        Dispute Resolution. Except for disputes related to payment obligations, including judicial enforcement proceedings, which may require specific performance from the outset, all other disputes arising out of or relating to this Supplemental Agreement and its annexes, including, without limitation, any dispute regarding its validity, term, enforceability, interpretation, expiration, termination, or the consequences thereof, shall be resolved by arbitration, in accordance with Law No. 9.307/96 as amended, and under the conditions set forth below.

6.2.1      The dispute shall be submitted to the International Chamber of Commerce ("Arbitration Center") in accordance with its rules ("Rules"), in effect on the date of the request for arbitration is commenced. The arbitration shall be conducted in Portuguese.

6.2.2      The seat of arbitration shall be in the City of São Paulo, State of São Paulo, where the arbitral award shall be rendered. The arbitrators shall not be authorized to render a decision based on principles of equity, except with respect to the payment of attorneys' fees, as provided in Clause 6.2.4 below.

6.2.3      The arbitral tribunal ("Arbitral Tribunal") shall be composed of three (3) arbitrators registered with the Brazilian Bar Association. The claimant(s) shall appoint one arbitrator, and the respondent(s) shall appoint a second arbitrator. The two appointed arbitrators shall jointly appoint the third arbitrator, who shall serve as the President of the Arbitral Tribunal. If either Party fails to appoint an arbitrator and/or if the two (2) arbitrators appointed by the Parties fail to appoint the third arbitrator within thirty (30) days from the relevant deadline, the President of the Arbitration Center shall appoint the third arbitrator in accordance with the procedure set forth in the Rules.

6.2.4      The Parties agree that the Party against whom the award is rendered shall bear the fees and expenses incurred with the arbitrators and costs of the Arbitration Center, unless otherwise determined in the arbitral award. Each Party shall bear its own attorneys’ fees and costs.

6.2.5      Each Party shall remain entitled to seek interim or provisional relief from any competent court for the protection or preservation of rights, or as a preparatory measure prior to the constitution of the Arbitral Tribunal. Any such judicial relief shall not be deemed a waiver of arbitration. For the purposes of seeking such relief, the Parties submit to the exclusive jurisdiction of the courts of the City of São Paulo, State of São Paulo, judicial district of São Paulo, and expressly waive any other jurisdiction, no matter how privileged. Following the constitution of the Arbitral Tribunal, any such measures shall be submitted to the Arbitral Tribunal.

6.2.6     Arbitral awards shall be final and binding, and shall not require judicial ratification or be subject to appeal, except for requests for correction or clarification submitted to the Arbitral Tribunal in accordance with Article 30 of Law 9.307/96, or any action to annul pursuant to Article 32 of Law 9.307/96. In accordance with Article 516 of the Brazilian Code of Civil Procedure, the arbitral award shall be enforceable before the competent civil court in the City of São Paulo, State of São Paulo, in accordance with Clause 6.2.2 above. The enforcing Party may elect to seek enforcement before the court where the assets subject to enforcement are located, or before the court of the principal domicile of the Party against whom enforcement is sought. Each Party shall use its best efforts to ensure the expeditious and effective conclusion of the arbitral proceedings.

6.2.7      Regardless of the nature of the dispute to be resolved by arbitration, all Parties shall participate in the arbitration proceedings, either as a party to the arbitration (if the dispute involves them as claimant or respondent), or as an interested third party (if they may be directly or indirectly affected by decisions rendered during or at the conclusion of the proceedings). The arbitral award shall be final and binding upon all Parties, regardless of whether any Party refuses to participate in the arbitral proceedings, whether as a party or as an interested third party.

6.2.8      The arbitration proceedings shall be concluded within six (6) months, subject to extension upon reasonable justification by the Arbitral Tribunal.

6.2.9      Arbitration proceedings shall be confidential.

CLAUSE VII
GENERAL PROVISIONS

7.1       Entire Agreement. This Supplemental Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes and replaces all prior agreements, negotiations, and understandings, relating to the provisions contained herein. For the avoidance of doubt, this Supplemental Agreement does not amend, replace or otherwise affect the rights and obligations of the Parties under the 2017 Shareholders' Agreement and/or the Shareholder Support Agreement.

7.2      Irrevocability. The obligations set forth herein are undertaken by the Parties on an irrevocable basis and shall be binding upon them.

7.3       Successors. This Supplemental Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns, in any capacity whatsoever, including, without limitation, in the event of any merger, consolidation (including share consolidation), or spin-off involving the Shareholders or the Company.

7.4       Assignment. This Supplemental Agreement and/or all rights, remedies, obligations, and liabilities arising hereunder, shall not be assigned, transferred or otherwise subrogated, in whole or in part, by any Shareholder without the prior written consent of the other Shareholder.

7.5       Severability. If any Chapter, Clause, Sub-Clause, Item, Annex, term or provision of this Supplemental Agreement is held to be invalid or unenforceable under applicable law, such invalidity or unenforceability shall not affect any other Chapter, Clause, Sub-Clause, Item, Annex, term or provision hereof, all of which shall remain in full force and effect. In the event of determining the invalidity or unenforceability of a term or provision, the Parties shall negotiate in good faith to amend this Supplemental Agreement to reflect, as closely as possible, the original intent of the Parties, in a mutually acceptable manner, so that the transaction contemplated herein may be consummated as originally set forth, to the fullest extent permitted.

7.6      Waiver. No failure or delay by any Party in exercising any right, power, or remedy hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law.

7.7        Novation. Any concession, indulgence, or forbearance by any Shareholder with respect to (a) the non-performance or partial performance by the other Party under any obligation under this Supplemental Agreement; (b) the failure to require performance of a specific obligation; or (c) the acceptance of performance of an obligation in a manner other than as provided herein, shall be deemed a mere act of grace and shall not be construed, whether expressly or implicitly, as a novation, waiver, modification, course of dealing, release of obligations, or the granting of any vested right to the other Shareholder.

7.8       Amendments. Any provision hereof may be amended or waived provided that such amendment or waiver is set forth in a written instrument executed by all Parties.

7.9       Time periods. All time periods set forth herein shall be calculated in accordance with Article 224 of the Brazilian Code of Civil Procedure, such that the first day shall be excluded, and the last day shall be included. Ant time period set forth herein that expires on a Saturday, Sunday, or public holiday in the City of São Paulo, State of São Paulo, and in the City of Vitória, State of Espírito Santo, shall be automatically extended to the next business day.

7.10       Filing at the Company's Registered Office. This Supplemental Agreement shall be filed at the Company's registered office, and the obligations and encumbrances arising hereunder shall be recorded in accordance with Clause 6.11 below, in the applicable corporate records, including, without limitation, in the Company's Register of Registered Shares (or with the financial institution responsible for the bookkeeping of the Shares, including statement of entries reflecting share ownership), pursuant to and for the purposes of Article 118, caput and Paragraph 1 of the Brazilian Corporation Law.

7.1        Legend Placement. The Company shall ensure that a legend bearing the text below is affixed to the relevant pages of the Register of Registered Shares (or recorded with the financial institution responsible for the bookkeeping of the Shares, including statement of entries reflecting share ownership) and to any other register or certificate representing the Shares pursuant to this Supplemental Agreement:

"ALL SHARES HELD BY TRIP PARTICIPAÇÕES S.A., TRIP INVESTIMENTOS SA., RIO NOVO LOCAÇÕES LTDA., JOSÉ MARIO CAPRIOLI DOS SANTOS AND DAVID GARY NEELEMAN ARE SUBJECT TO THE TERMS AND RESTRICTIONS SET FORTH IN THE SUPPLEMENTAL SHAREHOLDERS’ AGREEMENT DATED APRIL 8, 2025, A COPY OF WHICH IS AVAILABLE ON FILE AT THE COMPANY'S REGISTERED OFFICE."

7.12                Notices. Except as otherwise expressly provided herein, all notices or other communications required or permitted under this Supplemental Agreement shall be in writing and shall be deemed duly given and received if delivered by hand, sent by registered mail with return receipt, sent by courier service, or delivered by notary public or court officer, in each case upon actual receipt at the addresses set forth below, or at such other address (including email address or facsimile number) as a Party may provide to the other by written notice in accordance with this Supplemental Agreement:

(a)	when intended for the Company:

Address: Av. Marcos Penteado de Ulhôa Rodrigues, 939, 8º andar, Condomínio Castelo Branco
Office Park, Tamboré, Barueri, 06460-060
E-mail: john.rodgerson@voeazul.com.br
Fax: (11) 4134-9800
For the attention of: John Rodgerson

(b)	when intended for Trip Participações S.A.:

Address: Rod. BR 262 km. 5, Campo Grande, Cariacica/ES
E-mail: renanc@aguiabranca.com.br
Fax: (27) 2125-6301
For the attention of: Renan Renan Chieppe

(c)	when intended for Trip Investimentos S.A.:

Address: Rod. BR 262 km. 5, Campo Grande, Cariacica/ES
E-mail: josemario@voetrip.com.br
Fax: (19) 2139-5358
For the attention of: José Mário Caprioli dos Santos

(d)	when destined for Rio Novo Locações Ltda:

Address: Rod. BR 262 km. 6.3, room 208, Campo Grande, Cariacica/ES
E-mail: decio@aguiabranca.com.br
Fax: (27) 2125-6304
For the attention of: Décio Luiz Chieppe

(e)	when intended for José Mario Caprioli dos Santos:

Address: Rod. BR 262 km. 5, Campo Grande, Cariacica/ES
E-mail: josemario@voetrip.com.br
Fax: (19) 2139-5358
For the attention of: José Mário Caprioli dos Santos

(f)	when intended for David Gary Neeleman:

Address: Av. Marcos Penteado de Ulhôa Rodrigues, 939, 8º andar, Condomínio Castelo Branco
Office Park, Tamboré, Barueri, 06460-060
E-mail: john.rodgerson@voeazul.com.br
Fax: (11) 4134-9800
For the attention of: John Rodgerson

7.12.1        The Parties shall maintain the contact information referred to in Clause 7.12 in an accurate, complete, and up-to-date manner throughout the term of this Supplemental Agreement. Any change to such information shall be preceded by prior written notice to the other Parties, in accordance with the terms of this Supplemental Agreement.

7.13                Term. This Supplemental Agreement shall become effective as of the date hereof and shall remain in full force and effect until the earlier of: (a) the expiration of twenty (20) years from the date hereof; or (b) the occurrence of a Conversion Date (as defined in Article 55 of the Company's Bylaws), resulting in the automatic and mandatory conversion of all Preferred Shares issued by the Company into Ordinary Shares, at the Mandatory Conversion Ratio (as defined in Paragraph 5 of Article 55 of the Company's Bylaws).

7.14               Electronic Signatures. The parties acknowledge that this Supplemental Agreement, in electronic or digital form, has the same validity as a physical document for all legal purposes; they acknowledge and declare that any one of the means listed below was chosen by mutual agreement of all parties as a means to prove the veracity, authenticity, integrity, and effectiveness of the instrument, giving it legal effect (without impairing its enforceability), as if it were a physical document: (i) the digital signature of this Supplemental Agreement under the ICP-Brasil (Brazilian Public Key Infrastructure) standards, through the DocuSign, Certisign, or similar platform; or (ii) any form of evidence of the consent of the Parties or their legal representatives, regardless of the use of a digital signature or by a certification that does not comply with the ICP-Brazil standards, in accordance with paragraph 2, Article 10 of Provisional Presidential Decree No. 2200-2, of August 24, 2001. In addition, the Parties agree that: (a) even if this Supplemental Agreement is electronically signed by any Party at a different location, this Supplemental Agreement will be deemed as executed, for all purposes, in the city of São Paulo, state of São Paulo, as indicated below; and (b) the date of signature of this Supplemental Agreement is, for all purposes and effects, the date indicated above, regardless of the date the last electronic signature was added to the Supplemental Agreement.

And, being in full agreement with the foregoing and duly bound, the Parties execute this Supplemental Agreement electronically, before two (2) witnesses.

São Paulo, April 8, 2025.

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(Signature Page to the Supplemental Shareholders' Agreement of Azul S.A., dated as of April 8, 2025)

Shareholders

TRIP PARTICIPAÇÕES S.A.

/s/ Renan Chieppe Name: Renan Chieppe Position: Diretor	/s/ Decio Luiz Chieppe Name: Decio Luiz Chieppe Position: Diretor

TRIP INVESTIMENTOS LTDA.

/s/ José Mário Caprioli dos Santos Name: José Mário Caprioli dos Santos Position: Administrador

RIO NOVO LOCAÇÕES LTDA.

/s/ Ricardo Vaze Pinto Name: Ricardo Vaze Pinto Position: Administrador	/s/ Decio Luiz Chieppe Name: Decio Luiz Chieppe Position: Administrador

/s/ José Mario Caprioli dos Santos

JOSÉ MARIO CAPRIOLI DOS SANTOS

/s/ David Gary Neeleman

DAVID GARY NEELEMAN

Intervening party

AZUL S.A.

/s/ John Peter Rodgerson
Name: John Peter Rodgerson
Position: Diretor Presidente

Witnesses

/s/ Priscila Cabral Pereira Name: Priscila Cabral Pereira	/s/ Geovani Diogo Jardim de Sousa Name: Geovani Diogo Jardim de Sousa